Item 7
 BlackRock Advisors, LLC
 BlackRock Asset Management Canada Limited
 BlackRock Financial Management, Inc.
 BlackRock Fund Advisors
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Investment Management, LLC
 BlackRock Japan Co., Ltd.
 SpiderRock Advisors, LLC


*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.